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                                                                      Exhibit 23



Consent of Independent Accountants


We consent to incorporation by reference in the registration statement of Health Power, Inc. on Form S-8 (File No. 33-91956), Form S-8 (File No. 33-91958), Form S-8 (33-91852), Form S-8 (File No. 333-20535), and Form S-3 (File No. 33-80035)
of our report dated March 5, 1997, except for Note 13 for which the date is March 20, 1997, on our audits of the consolidated financial statements of Health Power, Inc. and Subsidiaries as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994 which report is included in this Annual Report on Form 10-K.


Columbus, Ohio                                /s/ Coopers & Lybrand L.L.P.
March 28, 1997                                    Coopers & Lybrand L.L.P.


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